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                    September 19, 2022

       Kevin Karas
       Chief Financial Officer
       National Research Corporation
       1245 Q Street
       Lincoln, Nebraska 68508

                                                        Re: National Research
Corporation
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 4, 2022
                                                            File No. 001-35929

       Dear Mr. Karas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services